Exhibit 99.1

Media Contacts:	Seema Kumar	Daniel de Schryver
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Investor Contacts:	Stan Panasewicz	Louise Mehrotra
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JOHNSON & JOHNSON ANNOUNCES COMPLETION OF ALIOS BIOPHARMA ACQUISITION
-- Further Strengthens Existing Pipeline to Address Infectious Diseases --

NEW BRUNSWICK, NJ, NOVEMBER 7, 2014 - Johnson & Johnson (NYSE: JNJ) today announced the completion of the acquisition of Alios BioPharma, Inc., a privately held clinical stage biopharmaceutical company focused on developing therapies for viral diseases, for a total purchase price of approximately $1.75 billion in cash.
With this acquisition complete, Alios BioPharma will now become part of the infectious diseases therapeutic area of the Janssen Pharmaceutical Companies of Johnson & Johnson. The acquisition includes Alios BioPharma’s portfolio of potential therapeutics for viral infections with the promising compound AL-8176, an orally administered antiviral therapy currently in Phase 2 studies for the treatment of infants with respiratory syncytial virus (RSV). RSV is the last of the major pediatric diseases that currently has no effective therapy. The acquisition also includes two early-stage compounds for hepatitis C (HCV) that could potentially augment Janssen’s existing HCV portfolio.
"The acquisition of Alios BioPharma further reflects our commitment to bringing together the best science from around the globe to address significant unmet need. Together we will further strengthen Janssen’s infectious diseases pipeline to address the needs of patients and families affected by some of the world’s most devastating diseases," said Paul Stoffels, M.D., Chief Scientific Officer of Johnson & Johnson and Worldwide Chairman, Pharmaceuticals.
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About Johnson & Johnson
Caring for the world one person at a time inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 126,000 employees at more than 270 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
About Janssen Pharmaceutical Companies of Johnson & Johnson
At Janssen, we are dedicated to addressing some of the most important unmet medical needs in oncology, immunology, neuroscience, infectious diseases and vaccines, and cardiovascular and metabolic diseases. Driven by our commitment to patients, we develop innovative products, services and healthcare solutions to help people throughout the world.
This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 regarding acquisition integration and compounds in development. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of the Janssen Pharmaceutical Companies and Johnson & Johnson.  Risks and uncertainties include, but are not limited to: uncertainties related to the ability of the Janssen Pharmaceutical Companies to successfully integrate the operations and clinical work of Alios BioPharma; challenges inherent in new product development, including obtaining regulatory approvals; competition, including technological advances, new products and patents attained by competitors; and challenges to patents. A further list and description of these risks, uncertainties and other factors can be found in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013, including in Exhibit 99 thereto, and the company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson.  The Janssen Pharmaceutical Companies and Johnson & Johnson do not undertake to update any forward-looking statement as a result of new information or future events or developments.
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